Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

October 30, 2015

CFO Commentary on Third Quarter and Year-to-Date 2015 Financial Results

and Upward-Revised 2015 Financial Outlook

Related Information

Please reference accompanying financial information in the corresponding quarterly earnings release at http://investor.columbia.com/results.cfm.

Conference Call

The company will host a conference call on Thursday, October 29, 2015 at 5:00 p.m. ET to review third quarter results and its upward-revised FY2015 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until October 26, 2016.

Summary

Third quarter consolidated net sales increased $92.3 million, or 14 percent (18 percent constant-currency), to a record $767.6 million, compared with net sales of $675.3 million for the third quarter of 2014.

Gross margin expanded approximately 100 basis points to 46.4 percent of net sales. Selling, general and administrative (SG&A) expenses increased $16.1 million, or 8 percent, and represented 29.5 percent of net sales, producing 170 basis points of operating expense leverage versus the comparable 2014 period.

Third quarter 2015 operating income increased 35 percent to a record $132.3 million, compared to operating income of $98.3 million in last year’s third quarter.

The effective income tax rate for the third quarter of 2015 was 28.9 percent, compared to 31.3 percent for the third quarter of 2014.

Net income increased 39 percent to a record $91.1 million, or $1.28 per diluted share, compared to third quarter 2014 net income of $65.6 million, or $0.93 per diluted share.

Our upward-revised 2015 financial outlook anticipates:

•	approximately 10.5 percent growth in net sales (14.5 percent constant-currency);
•

approximately 20 percent to 23 percent increase in operating income, to between approximately $239 million and $244 million, representing operating margin of approximately 10.4 percent to 10.5 percent;

•	an effective income tax rate of approximately 28.0 percent; and

•	net income of approximately $165.0 million to $169.0 million, or $2.32 to $2.37 per diluted share, representing an approximate 20 percent to 23 percent increase over 2014 net income.
•	The above outlook includes a projected unfavorable impact of approximately $(0.14) on full year 2015 earnings per share due to changes in foreign currency exchange rates.

The Updated 2015 Financial Outlook section beginning on page 5 below contains a more detailed discussion of the factors contributing to this outlook and includes comparisons of anticipated 2015 and actual 2014 operating results.

Third Quarter & Year-to-Date Financial Results

(All comparisons are between third quarter 2015 and third quarter 2014, unless otherwise noted.)

Net Sales

Consolidated net sales increased $92.3 million, or 14 percent (18 percent constant-currency) to a record $767.6 million, compared with $675.3 million, reflecting double-digit net sales growth from each of the company’s brands. Consolidated net sales through the first nine months of 2015 increased 14 percent (19 percent constant-currency), to a record $1,626.8 million.

Regions

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U.S. net sales increased $106.8 million, or 26 percent, to $513.1 million, reflecting shipment of increased Fall 2015 advance wholesale orders for the Columbia and Sorel brands, and increased direct-to-consumer (DTC) net sales. U.S. wholesale sales were also favorably affected by better supply chain execution that enabled more timely delivery of wholesale customers’ increased Fall 2015 advance orders compared with the timing of Fall 2014 shipments. During the third quarter of 2015, the company operated 100 U.S. retail stores (80 outlet and 20 branded), compared with 84 stores (71 outlet and 13 branded) during the same period in 2014, plus 5 branded ecommerce sites.

•

Net sales in the Latin America/Asia Pacific (LAAP) region decreased $14.1 million, or 11 percent (5 percent constant-currency), to $109.4 million, reflecting net sales declines in Korea, China and Japan. Those declines were partially offset by increased net sales to LAAP distributors, reflecting increased Fall 2015 advance orders. Although net sales in Japan decreased at a low double-digit rate on a GAAP basis, they grew at a high-single-digit rate on a constant-currency basis.

•

Net sales in the Europe, Middle East, Africa (EMEA) region decreased $11.4 million, or 14 percent, (3 percent constant-currency) to $67.4 million. A decline in net sales to EMEA distributors primarily reflected lower net sales to the company’s Russian distributor.  Europe-direct net sales decreased at a low-single-digit rate on a GAAP basis, and increased at a high-teen rate on a constant-currency basis, reflecting the unfavorable impact of changes in currency exchange rates on shipments of increased advance Fall 2015 wholesale orders for the Columbia brand.

•	Net sales in Canada increased $11.0 million, or 16 percent (39 percent constant-currency), to $77.7 million, primarily reflecting increased wholesale net sales.

Global Brands

•

Columbia global brand net sales increased $54.3 million, or 10 percent (14 percent constant-currency), to $609.7 million, reflecting shipment of increased Fall 2015 North American advance wholesale orders and more timely delivery compared with the timing of Fall 2014 shipments; increased DTC net sales in North America; and increased net sales to LAAP distributors; partially offset by lower net sales in Korea, EMEA distributor markets, China and Japan.

•

Sorel global brand net sales increased $28.0 million, or 48 percent (59 percent constant-currency), to $86.2 million, primarily driven by more timely delivery of increased Fall 2015 North American advance wholesale orders compared with the timing of Fall 2014 shipments, and increased DTC net sales.

•	prAna global brand net sales increased $6.2 million, or 22 percent (22 percent constant-currency), to $34.4 million, primarily reflecting growth in North America.
•	Mountain Hardwear global brand net sales increased $3.8 million, or 12 percent (17 percent constant-currency), to $34.8 million, primarily reflecting growth in the U.S. and the LAAP region.

Global Product Categories

•

Global Apparel, Accessories & Equipment net sales increased $46.7 million, or 9 percent (12 percent constant-currency), to $596.1 million, primarily reflecting increased net sales of the Columbia, prAna and Mountain Hardwear brands.

•	Global Footwear net sales increased $45.6 million, or 36 percent (46 percent constant-currency), to $171.5 million, consisting primarily of higher Sorel and Columbia brand net sales.

Gross Margin

Third quarter 2015 gross margins expanded 100 basis points to 46.4 percent, primarily reflecting:

•	increased direct-to-consumer gross margins, driven by net sales growth and gross margin expansion within the ecommerce channel, and
•	a favorable channel mix shift comprising increased wholesale net sales and reduced shipments to international distributors, which carry lower gross margins,

partially offset by:

•	unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

Third quarter 2015 SG&A expense increased $16.1 million, or 8 percent, to $226.8 million, or 29.5 percent of net sales, representing 170 basis points of leverage compared with last year’s third quarter.

The increase included:

•	increased expenses related to the company’s expanding global DTC operations,
•	increased personnel expenses to support business growth and strategic initiatives, and
•	increased demand creation expenses,

partially offset by:

•	the benefit of a stronger U.S. dollar on translation of non-U.S. operating expenses.

Operating Income

Operating income increased 35 percent, to a record $132.3 million, or 17.2 percent of net sales, compared with third quarter 2014 operating income of $98.3 million, or 14.6 percent of net sales.

Operating income through the first nine months of 2015 increased 43 percent to $167.4 million, or 10.3 percent of net sales, compared to operating income of $116.7 million, or 8.2 percent of net sales, for the same period last year.

Other Non-operating Income (Expense)

Other non-operating expense totaled $1.6 million for the third quarter of 2015 compared to other non-operating income of $0.7 million for the third quarter of 2014. The increase in expense reflects net losses incurred on the revaluation of foreign-currency denominated assets and liabilities and on the settlement of foreign-currency denominated intercompany transactions.

Income Tax Expense

The effective income tax rate for the third quarter of 2015 was 28.9 percent, compared to 31.3 percent for the third quarter of 2014. The lower tax rate reflected a non-recurring $6.3 million tax benefit related to a decrease in the valuation allowance associated with net operating losses in certain international tax jurisdictions, partially offset by the effects of generating a higher proportion of pre-tax income in the United States, where tax rates are generally higher than in international tax jurisdictions.

Net Income

Consolidated net income increased 39 percent to a record $91.1 million, or $1.28 per diluted share, compared with net income of $65.6 million, or $0.93 per diluted share, in the third quarter of 2014.

Through the first nine months of fiscal year 2015, consolidated net income, including incremental profit from the prAna brand, increased 36 percent to a record $111.0 million, or $1.56 per diluted share, compared to net income of $81.6 million, or $1.15 per diluted share for the comparable 2014 period.

Net income for first nine months of 2015 included the non-recurring tax benefit of $6.3 million, or $0.09 per diluted share, described above. Net income for the nine month period ended September 30, 2014 included a non-recurring tax benefit of $5.6 million, or $0.08 per diluted share, and acquisition costs totaling approximately $2.1 million net of tax, or $(0.03) per diluted share, related to the purchase of prAna Living, LLC.

Balance Sheet

At September 30, 2015, cash and short-term investments totaled $174.0 million, compared to $185.8 million at the same time last year. At September 30, 2015, approximately 86 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at September 30, 2015 totaled $529.8 million, a 15 percent increase on 14 percent net sales growth. Consolidated Days Sales Outstanding (DSO) at September 30, 2015 stood at 62 days, compared with 61 days at September 30, 2014.

Consolidated inventory of $546.7 million at September 30, 2015 increased $51.9 million, or 10 percent, compared to September 30, 2014.

Year-to-Date 2015 Cash Flow

Net cash used in operations through the first nine months of 2015 was $210.9 million, compared to $108.5 million in the first nine months of 2014.

Capital expenditures through the first nine months of 2015 totaled $47.8 million, compared to $42.8 million in the first nine months of 2014. Capital expenditures were concentrated in the company’s expanded DTC operations, corporate facilities projects, and investments in the company’s ongoing global ERP system implementation and related projects.

The company paid regular quarterly cash dividends of $31.7 million during the first nine months of 2015 and repurchased approximately 259,000 shares of common stock for an aggregate purchase price of approximately $14.5 million. At September 30, 2015, approximately $229.0 million remained available under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Regular Quarterly Cash Dividend

At its regular board meeting on October 23, 2015, the board of directors authorized a 13 percent increase in the company’s regular quarterly cash dividend, to $0.17 per share, payable on December 3, 2015 to shareholders of record on November 19, 2015.

Updated 2015 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter.

We are facing macro-economic, competitive, and/or geopolitical uncertainty in certain markets, most notably in Russia, Korea, China, and other emerging markets, making it more difficult to forecast our net sales and profitability in those markets. In addition, the U.S. dollar has strengthened significantly during the past year against the Ruble, Canadian dollar, Yen, Euro, and the currencies of several other emerging markets.

Our improved U.S. wholesale delivery performance in the third quarter of 2015 will naturally result in a lower U.S. wholesale growth rate in the fourth quarter. In addition, the fourth quarter of 2014 included organic net sales growth of 15 percent and benefited from favorable seasonal weather patterns in North America, creating potentially difficult comparisons for the fourth quarter of 2015, particularly for our U.S. DTC business, which is inherently less predictable than our wholesale business.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, our upward-revised fiscal year 2015 outlook assumes:

•

approximately 10.5 percent growth in global net sales compared to 2014 (14.5 percent growth on a constant-currency basis), including approximately $56.0 million of incremental prAna net sales recognized during the January – May period.

•

approximately 20 percent to 23 percent growth in operating income to between approximately $239.0 million and $244.0 million, representing operating margin of approximately 10.4 percent to 10.5 percent, compared with operating income of $198.8 million, and operating margin of 9.5 percent, in 2014.

•

net income after non-controlling interest of approximately $165.0 million to $169.0 million, or approximately $2.32 to $2.37 per diluted share, representing an increase of approximately 20 percent to 23 percent compared with net income of $137.2 million, or $1.94 per diluted share, in 2014.

The above projections are based on the following expectations:

•

low-to-mid-twenty percent net sales growth in the U.S. business, driven by organic net sales growth in the Columbia and Sorel brands, plus incremental contributions and net sales growth in the prAna brand;

•

high-twenty percent constant-currency net sales growth in Canada translating into low double-digit percentage growth in U.S. dollars, driven by the Columbia and Sorel brands, plus incremental contributions and net sales growth in the prAna brand;

•

low-double-digit percentage net sales declines in the EMEA region, consisting of approximately 20 percent constant-currency net sales growth in our European-direct markets translating into low-single-digit percentage net sales growth in U.S. dollars, more than offset by reduced orders primarily from our Russian distributor in response to severe currency devaluation and adverse economic conditions in that country; and

•

mid-single-digit percentage net sales declines in the LAAP region, consisting of a high-teen percentage constant-currency net sales decline in Korea translating into a low-twenties percentage net sales decline in U.S. dollars, high-single-digit percentage constant-currency net sales growth in Japan translating into a high-single-digit percentage net sales decline in U.S. dollars, high 20-percent net sales growth in our LAAP distributor business, and a low single-digit constant-currency increase in China net sales.

•	Gross margin expansion of approximately 75 basis points compared with 2014, reflecting:
o	increased direct-to-consumer gross margins, reflecting net sales growth and gross margin expansion within our ecommerce channel; and

o	a higher proportion of DTC and wholesale net sales, with a corresponding lower proportion of lower-gross margin distributor net sales;

partially offset by:

o	unfavorable foreign currency hedge rates.

•

SG&A expense growth rate slightly lower than anticipated consolidated net sales growth, resulting in approximately 30 basis points of SG&A expense leverage. The increase in projected SG&A expenses consists primarily of:

o	increased personnel expenses;
o	increased expenses to support continued global DTC expansion and operations;
o	incremental SG&A expenses related to a full year of prAna’s operations;
o	increased demand creation spending, which is anticipated to increase to approximately 5.4 percent of 2015 net sales compared with 5.2 percent of 2014 net sales; and
o	increased expenses related to ongoing information technology initiatives;

partially offset by:

o	favorable foreign currency exchange translation, resulting from a stronger U.S. dollar.

•	Licensing income of approximately $8.0 million.

•

Non-operating expense of approximately $3.0 million primarily related to net losses incurred on the revaluation of foreign-currency denominated assets and liabilities and on the settlement of foreign-currency denominated intercompany transactions.

•

An estimated full-year effective income tax rate of approximately 28.0 percent. The actual rate could differ based on the geographic mix of pre-tax income, and other discrete events that may occur during the year.

•

An unfavorable impact of approximately $(0.14) on full year 2015 earnings per share due to changes in currency exchange rates, comprising lower gross margins within our foreign subsidiaries as a result of increased costs of inventory, revaluation of foreign-currency denominated assets and liabilities, net losses on the settlement of intercompany transactions, and to a lesser degree the translation of net income.

•	2015 capital expenditures of approximately $70.0 million, comprising investments in DTC business expansion, project-based and maintenance capital, information technology, and corporate facilities.

Constant-currency Financial Information

The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”).  During periods of significant foreign currency exchange rate volatility, to supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the significant volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables included in the earnings release announcing third quarter and year-to-date financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, licensing income, non-operating expenses, net losses, operating income, operating margins, earnings per share, anticipated acquisition effects (including projected net sales), income tax rates, projected growth in global direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, inventory, capital expenditures, volatility of foreign currency exchange rates, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: our ability to realize the forecasted benefits of the prAna acquisition; loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; macroeconomic trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

©Columbia Sportswear Company 2015